Exhibit 99.1

COMPANY CONTACT:
Rhonda F. Rhyne, President
rrhyne@cardiodynamics.com
800-778-4825 Ext. 1013

CardioDynamics Reports Second Fiscal Quarter 2007 Results,
Second Consecutive Quarterly Double Digit Growth
Over Prior Year for ICG Segment

Company Announces 14% Sequential ICG Recurring Revenue Increase

and Innovative Company Initiative

SAN DIEGO, CA—July 11, 2007--CardioDynamics (Nasdaq: CDIC), the innovator and leader of BioZ® Impedance Cardiography (ICG) technology, today reported financial results for fiscal second quarter 2007.

Sales Highlights of Second Quarter 2007 Compared with Second Quarter 2006

•	Net sales increased 6% to $8.1 million, up from $7.6 million

•	ICG revenue increased 12% to $5.4 million, up from $4.8 million

•	7,330 ICG monitors and modules sold to date, up 12% from 6,561 one year ago

•	ICG device sales totaled 196 units, including 125 ICG monitors, 81 of which were BioZ Dx systems, 21 BioZ monitors, and 23 Medis ICG monitors, up from 119 ICG monitors in the second quarter of 2006

•
Field headcount totaled 68 field associates, including 34 U.S. territory managers and 26 clinical application specialists, compared with 60 field associates, including 31 U.S. territory managers and 20 clinical application specialists

•	ICG sensor revenue increased 4% to $1.7 million, up from $1.6 million in second quarter 2006, and increased 14% sequentially over first quarter 2007

Key Financial Results of Second Quarter 2007 Compared with Second Quarter 2006

•	Overall gross profit margin was 54%, up from 47%

•	ICG gross profit margin was 63%, up from 53%; ECG gross profit margin was 34%, down from 36%

•	Net loss from operations was $12.6 million, which includes a one-time, non-cash $11.3 million impairment charge related to the sale of Vermed, compared to a net loss from operations of $1.8 million

•
Net loss was $13.0 million, or ($0.27) per diluted share, including the Vermed impairment charge of $11.3 million, or ($0.23) per diluted share, compared to a net loss of $2.7 million, or ($0.06) per diluted share

•	Operating cash use reduced 17% to $551,000, down from $647,000

Additional Key Operating Milestones for the Second Quarter 2007

•
Commenced landmark PREVENT-HF trial, a multinational randomized controlled trial evaluating whether serial BioZ monitoring in chronic heart failure management will delay or prevent heart failure-related hospitalizations compared with standard clinical care

•
Entered into a joint marketing agreement with Spacelabs Healthcare, Inc. which enables Spacelabs to utilize our ICG products in centralized data collection and processing in pharmaceutical and device clinical trials

Second Quarter 2007 Operating Results Discussion

The Company reported a net sales increase of 6% to $8.1 million, resulting from 12% growth in the ICG business compared with the second quarter last year. ICG sales growth was due to a combination of 11% higher average domestic ICG monitor sales prices, 4% increase in ICG sensor revenue and 14% improved unit productivity of our domestic direct sales force. The increased productivity was a result of the positive transition of our sales team from a largely distributor-assisted model to a more clinically focused, direct selling approach.

Total sensor revenue was $4.4 million, with ICG sensor revenue growing 4% to $1.7 million, and ECG sensor revenue declining 3% to $2.7 million, compared to the same period in 2006. As a result of the clinical sales team’s ongoing focused customer service efforts, ICG recurring revenue increased 14% sequentially from first quarter 2007 to second quarter 2007. ECG revenue was impacted by a price reduction required earlier this year to retain a key distributor’s business.

Overall gross margin as a percentage of sales increased from 47% to 54% in the second quarter of 2007, largely due to the improved mix of ICG revenue and ICG gross profit margin increasing 10% to 63%. The ICG margin improvement was primarily due to a higher net average sales price per unit and reduced inventory obsolescence expense. This was partially offset by lower gross margins in the ECG segment associated with a greater mix of private label and group purchasing organization customers, a significant national distributor price reduction, and continued higher commodity costs.

Largely due to the one time, non-cash $11.3 million accounting charge related to the planned sale of the ECG business, operating expenses grew $11.6 million to $16.9 million in the second quarter of 2007. Sales and marketing expenses increased 9% in the second quarter of 2007 due to the addition of sales personnel, and higher trade show, advertising and promotion costs. The improvement in gross margin, coupled with control of operating expenses and sound working capital management, drove operating cash usage down by 17% to $551,000 in the quarter.

CEO Comments and Outlook

Michael K. Perry, Chief Executive Officer of CardioDynamics, stated, “Achieving our second consecutive quarterly year over year revenue growth and steady improvement in our business was encouraging and demonstrates continued growth potential for our technology. The ICG segment performed well with 12% growth, representing our second consecutive, double digit revenue improvement and included a good balance of U.S direct, international and Medis sales. We were also pleased to see a 14% sequential growth in ICG sensor revenue, a second consecutive quarter of improved capital sales productivity, and a 10% expansion in ICG gross margins. We believe that the improvement in these key operating metrics indicates that the ICG business has not only stabilized but is on a growth path following disruptions caused by Medicare’s hypertension policy decisions.”

Perry continued, “As previously announced, we made the strategic decision to divest our Vermed ECG electrode business, which had undergone considerable margin pressure. The cash proceeds from the $8 million sale of Vermed will enable accelerated investment in our core proprietary ICG business where we believe the growth and valuation prospects to be considerably more attractive. Our objective is to have ICG technology included in the treatment guidelines for heart failure and hypertension within the next five years. To achieve this, we are planning to bolster investments in clinical trial research, core technology development, and our direct sales and clinical application specialist teams. This quarter, we are launching our Phoenix Initiative, which we believe has the potential to add 10% to 15%, or roughly double our current growth plan. The initial phase is the Legacy Investment Program™, which is designed to revitalize the early adopters of BioZ technology and stimulate incremental sensor and capital equipment sales. Additionally, we are planning to diversify and develop new markets that are not dependent on Medicare reimbursement.”

Conference Call Information

Michael K. Perry, Chief Executive Officer, and Steve P. Loomis, Chief Financial Officer, will host a summary of CardioDynamics’ second quarter 2007 results in a conference call today, Wednesday July 11, 2007, at 4:30 p.m. (EDT). To access the conference call, dial 800-346-7359 (Code 7784). International participants can call 973-528-0008 (Code 7784). A replay of the call will be available for one month following the call at 800-332-6854 (Code 7784). The international replay number is 973-528-0005 (Code 7784). The Internet webcast can be accessed through the Investor Relations section of the Company’s website at www.cdic.com or at
http://phx.corporate-ir.net/playerlink.zhtml?c=86923&s=wm&e=1576432

About CardioDynamics

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography (ICG). The Company develops, manufactures and markets noninvasive ICG products and medical device electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement
Except for historical and factual information contained herein, this press release contains forward-looking statements, such as revenue and growth expectations, business stabilization, inclusion of ICG in treatment guidelines, diversification and new market development, success of clinical trials or investments in core technology, the accuracy of which is necessarily subject to uncertainties and risks including the Company’s primary dependence on the BioZ product line, and various uncertainties characteristic of early stage companies, as well as other risks detailed in the Company's filings with the SEC, including its 2006 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

CardioDynamics International Corporation
In thousands, except per share data (unaudited)

Selected Consolidated Operational Results	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2007	2006	2007	2006
Net sales	$8,090	$7,612	$15,301	$14,140
Cost of sales	3,762	4,053	6,720	6,929
Gross margin	4,328	3,559	8,581	7,211
Research and development	540	582	1,074	1,190
Selling and marketing	4,032	3,691	7,771	8,259
General and administrative	906	913	2,125	2,642
Amortization of intangible assets	126	128	278	247
Impairment of intangible assets and goodwill	11,300	-	11,300	-
Loss from operations	(12,576)	(1,755)	(13,967)	(5,127)
Loss on derivative instruments	-	(694)	-	(694)
Other expense, net	(237)	(218)	(440)	(297)
Loss before income taxes and minority interest	(12,813)	(2,667)	(14,407)	(6,118)
Minority interest in income of subsidiary	(21)	(14)	(35)	(20)
Income tax provision	(196)	(62)	(250)	(91)
Net loss	$(13,030)	$(2,743)	$(14,692)	$(6,229)
Net loss per common share:
Basic and diluted	$(0.27)	$(0.06)	$(0.30)	$(0.13)

Weighted-average shares used in per share calculation:
Basic and diluted	49,032	48,813	48,933	48,809

Selected Consolidated Balance Sheet Data	May 31,	November 30,
	2007	2006
Cash and cash equivalents	$3,233	$3,219
Short-term investments	-	1,510
Accounts receivable, net	4,135	5,520
Inventory, net	3,776	4,239
Total current assets	11,908	15,517
Long-term assets	9,890	20,871
Total assets	21,798	36,388
Total current liabilities	5,755	5,884
Long-term liabilities	4,719	4,796
Total liabilities	10,474	10,680
Minority interest	348	302
Shareholders' equity	10,976	25,406